Exhibit 99.2
Final Transcript
J C Penney Company Inc - JCP - Earning Conference Call/Presentation-
11/10/17 08:30 AM

Corporate Participants
Jeffrey A. Davis - J. C. Penney Company, Inc. - EVP and CFO
Joseph Michael McFarland - J. C. Penney Company, Inc. - EVP of Stores
Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO

Conference Call Participants
Charles P. Grom - Gordon Haskett Research Advisors - Senior Analyst of Retail
Dana Lauren Telsey - Telsey Advisory Group LLC - CEO & Chief Research Officer
Heather Nicole Balsky - BofA Merrill Lynch, Research Division - VP
Jeffrey Wallin Van Sinderen - B. Riley & Co., LLC, Research Division - Senior Analyst
Kimberly Conroy Greenberger - Morgan Stanley, Research Division - MD
Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Oliver Chen - Cowen and Company, LLC, Research Division - MD & Senior Equity Research Analyst
Omar Regis Saad - Evercore ISI, Research Division - Senior MD, Head of Softlines, Luxury and Dept Stores Team, and Fundamental Research Analyst
Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst

Presentation

Operator - -
Good day, ladies and gentlemen, and welcome to the Third Quarter 2017 JCPenney Earnings Conference Call. (Operator Instructions) And as a reminder, this conference is being recorded.

I will now like to introduce your host for today's conference, Mr. Trent Kruse. Sir, you may begin.

Trent Kruse, - -
Okay thanks, Amanda, and good morning, everyone. As a reminder, the presentation this morning includes forward-looking statements within the meaning of the Private securities litigation Reform Act of 1995, which reflect the company's current view of future events and financial performance. The words expect, plan, anticipate, believe and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties, and the company's future results of operations could differ materially from historical results or current expectations. For more details on these risks, please refer to the company's Form 10-Q and other SEC filings. Please note that no portion of this presentation may be rebroadcast in any form without the prior written consent of JCPenney. For those listening after November 10, 2017, please note that this presentation will not be updated, and it is possible that information discussed will no longer be current.

Also, supplemental reference slides are available on our Investor Relations website. While management will not be speaking directed to the slides, these slides are meant to facilitate your view of the company's results and to be used as a reference document following the call.

As a reminder, I want to update you on the presentation change we've made last quarter to our financial statements. We now only disclose our cost of goods sold results for all periods presented and no longer report gross margin on a separate line item. We made this change in Q2 to follow the SEC's preferred presentation methods and disclosures. To clarify, no changes were made to the actual calculation of gross margin. You can arrive at our standard gross margin by simply taking the inverse number.

Joining us on today's call are Marvin Ellison, Chairman and CEO of JCPenney; and Jeff Davis, our CFO. Following our prepared remarks, we look forward to taking your questions.

With that, I'll now turn the call over to our Chairman and CEO, Marvin Ellison.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
Thank you, Trent, and good morning, everyone. As you know, we took the bold but necessary steps to liquidate apparel inventory in efforts to accelerate a wider transformation of our women's department.

These steps allowed us to clear out slow-moving inventory this quarter and reset our entire women's department. This reset also gave us the opportunity to expand our women's casual and contemporary offerings.

Following the reset, we saw improved performance in our women's division, confirming that these actions were necessarily to drive growth in this high-volume apparel division. In fact, Women's Apparel delivered a positive comp for the month of October even when you remove the benefits of the accelerated clearance sales.

Although we're not declaring victory, this is the first positive comp for a month in this category in 14 months.

While these liquidation steps had a short-term negative impact on profitability in the third quarter, we firmly believe it was the right decision for the company as we transition into the fourth quarter in fiscal 2018.

At this stage of our turnaround, we're committed to making decisions that benefit the long-term financial health of the company.

In addition, we announced last week a restructuring of our merchandising and product development and design teams. The goal is simple, we want to flatten the organization, streamline decision-making and increase our agility in this rapidly changing retail environment.

These decisions are never easy, and I have the utmost confidence in our merchant leaders who will continue to drive efficiency across their respective merchandising divisions and will be empowered to make buying decisions based on their instincts and real-time customer data.

Now let me discuss the specifics of the third quarter. For the quarter, sales were positive 1.7% comp. The third quarter represents our best quarterly comp since the second quarter of 2016. Although we're not pleased with the profit performance of the quarter, let me discuss a couple of key points that give us confidence of our overall strategy and transformation is beginning to work.

First, we're encouraged that we delivered a 300 basis points sequential comp improvement from Q2 to Q3. And when you remove the sales benefits from the accelerated clearance, we still delivered positive comps in the months of September, October and for the third quarter.

Appliance sales more than doubled versus Q3 of last year. Omnichannel continues to drive strong double-digit growth in the quarter, and finally, we continue to make improvements in our inventory position, as evidenced by the nearly 9% reduction in the quarter.

We are fully aware of the fact that we have remaining work to do to improve parts of our business. However, we are encouraged with the overall progress we're making as a company. And I'd like to pause and personally thank the over 100,000 associates around the company for their hard work, but more importantly, for their commitment to JCPenney.

Now let me discuss what drove our improved sales performance in Q3. As you know, it's critical for us to improve our core business apart from our growth initiatives. And I'm pleased to report that nearly all categories of our business are improved sales from Q2 to Q3.

Our growth areas of home and beauty delivered strong positive comps for the quarter. Beauty which consist of fine jewelry, salon and Sephora continues to be a growing point of differentiation for JCPenney.

And outside of our growth initiatives, we saw improvements across a large number of merchandising categories in Q3 versus Q2.

Divisions that outperform the total company comp during the quarter included Home, Sephora, Footwear and Handbags, and Salon. Fine Jewelry and Women's Specialty also comped positively for the third quarter period.

In addition to our core categories, let me take a moment and provide you with some added color on our growth initiatives in home and beauty.

In the home area, I'll start with appliances. As I mentioned earlier, our appliance business more than doubled versus last year. But of note, the sales demand at the plant showroom that opened in 2016 delivered a plus 30% comp in the third quarter. We're clearly winning share in this category and excited to drive significant gains in the holiday season as well.

In addition, our focus on beauty is continuing to resonate with our customers, and we're extremely pleased with our ongoing partnership with Sephora and the outstanding results following the launch of Fenty Beauty by Rihanna. This brand is off to an amazing start and should only continue to grow more as new items are added for the holiday season.

Sephora delivered strong positive comp sales in Q3. We opened a total of 38 new Sephora locations this quarter, bringing us to a total of 70 new openings this year.

Our Salon business had another outstanding quarter with our continued investment to rebrand existing JCPenney salons to the salon by InStyle along with improvements in technology, we are committed to modernizing this very important business.

Before getting into more details on how we'll win the fourth quarter, let me turn the call over to Jeff to provide more context on our financial results for the quarter. Jeff?

Jeffrey A. Davis - J. C. Penney Company, Inc. - EVP and CFO
Thank you, and good morning, everyone. In just a moment, I'll cover third quarter results in more detail and provide an overview of our balance sheet, cash flow and liquidity position. I will then close with our 2017 full year fiscal guidance before turning it back to Marvin.

Now let's turn to our third quarter results. Total net sales decreased 1.8% versus last year, with comp sales increasing 1.7% for the quarter. The 350 basis points spread between total net sales and comp sales is primarily related to store closings this year. We ended the quarter with 874 stores compared to 1,014 stores at the same time last year.

Our reported third quarter comp sales increase was 90 basis points above the high end of the guidance we provided 2 weeks ago. The last few days of the quarter, we achieved sales results well above our forecast. Customer response to our biggest sales of them all far exceeded our expectations. As such, our actual results were significant stronger than we anticipated.

The comp sales improvement in Q3 was led by an increase in units per transaction, partially offset by a decline in transaction counts and average unit retail. This was a 300 basis points sequential improvement versus the second quarter and a 410 basis points sequential improvement versus the first half of fiscal 2017.

For the quarter, we delivered 0.9% comp sales on a 2-year stack basis, which is the second consecutive quarter of positive achievement.

Looking at our monthly Q3 sales performance. August started off the quarter with a negative comp, resulting in a similar performance to the first half results for the fiscal year. However, gained momentum and delivered strong positive comps in September and October.

Having said that, we realized our inventory liquidation activities led to improved traffic and transaction counts that's favorably impacted sales for the 2-month period of September and October.

It's important to note that during each of these months, we delivered low to mid-single-digit comp sales performance. And as Marvin mentioned, we achieved positive comp sales for Q3 without the benefit of clearance sales.

Cost of goods sold for the third quarter was 66% of net sales, an increase of 320 basis points compared to the same period last year. Our decision to liquidate slow-moving inventory during the quarter accounted for slightly over

100 basis points of the increase. In addition to continued outpaced sales growth and major appliances and online businesses and the adverse impact from higher shrink.

The markdowns taken to accelerate the inventory liquidation was greater than what we had initially planned for Q3, which resulted in adverse impact to cost of goods sold versus last year.

Although our recent inventory liquidation efforts negatively impacted cost to goods sold in the short run, we firmly believe it was the right decision as we transition into fourth quarter and fiscal 2018.

As we move forward, our merchandising, pricing and promotional strategies will allow us to deliver sales mix that better supports margins and offset impacts from strong growth in lower-margin categories.

For the fourth quarter, we expect ongoing margin initiatives to have a positive impact on selling margins as we realize benefits in areas such as pricing analytics and improving the profitability of our private brands through design, sourcing and speed-to-market initiatives.

For the fourth quarter, our cost of goods sold as a percentage of sales is expected to be down slightly versus last year.

As we previously mentioned, our full year cost of goods sold as a percentage of sales is expected to be in the guided range of up 100 to 120 basis points.

Moving now to expenses. SG&A expenses for the quarter were $840 million or 29.9% of sales, a reduction of 120 basis points compared to the same period last year. The savings were primarily driven by reductions in store controllable costs, primarily from store closures this year as well as marketing efficiencies and corporate overhead.

As we previously indicated on our August earnings call, we recorded approximately $52 million in restructuring and management transition charges this quarter largely associated with the present value of remaining lease obligations resulting from the closing of 139 stores this year.

During the quarter, we recognized a noncash pension settlement charge of $12 million from higher lump sum payment activity to retirees under the voluntary early retirement program executed earlier this year. The lump sum payments reduced our pension obligation by $195 million which further de-risk our pension plan and reduces our funded status volatility going forward.

Following these benefit payments and the completion of a remeasurement of planned assets and liabilities, the plan's funded status has improved since the beginning of the year and is currently 100% fully funded.

Now let's turn to our liquidity position and capital structure. Given the actions taken in the second quarter this year to reduce 2018 and 2019 maturities to levels below $200 million each, we have manageable debt maturities within our projected free cash flow over the near term.

Looking ahead to next year, we expect to utilize available cash on hand to retire the $190 million of outstanding notes due February of 2018.

And as a reminder, our next notes maturity of $175 million in 2019 does not come due until October of that year.

We believe our best capital allocation strategy remains to further deleverage through debt retirement at maturity or proactive refinancing.

While we remain confident in our ability to fund maturities from free cash flow, we continue to monitor and evaluate refinancing alternatives on an opportunistic basis. We maintained an active dialogue with our banking partners and it's very clear that we have access to public debt markets should we determine a proactive refinancing is the best course of action.

As expected, we drew down against our ABL facility during the third quarter to fund a portion of our seasonal working capital needs and ended the quarter with $211 million in outstanding borrowings. As such, our liquidity position at the end of the third quarter was approximately $2 billion.

At our November peak, we expect to have a total of approximately $400 million outstanding under our ABL facility. We expect to repay the entire outstanding balance by the end of the fiscal year and estimate that we will end the year with a liquidity position of approximately $2.5 billion.

Capital expenditures, net of landlord allowances for the quarter were $93 million. For the full year, we expect capital expenditures, net of landlord allowances, to be approximately $400 million.

We are currently underway with plans to open one new store in the spring of 2018 at Kings Plaza in Brooklyn. We are excited with the new location and we'll provide an update when the store opens next year.

Now let's move to cash and inventory. Cash and cash equivalents at the end of the third quarter were $185 million, up slightly compared to the end of the third quarter last year. During the fourth quarter, we expect to complete the sale of a leasehold interest for a net sales price of approximately $50 million. Approximately $12 million of the net sales price were recorded as a reduction of SG&A expenses in fiscal 2017. The remaining $38 million were recorded as a reduction of SG&A expenses in fiscal 2018.

During the third quarter, free cash flow was an outflow of $327 million, an increase of $12 million versus the same period last year. Inventory at third quarter was approximately $3.4 million, down 8.8% from last year's third quarter and down 5.7% on a comp store basis.

Compared to the end of the third quarter last year, we've reduced comp store inventory, primarily in fall fashion and basic inventory replenishment.

Our inventory is well positioned heading to the fourth quarter, and the all-important holiday selling season. Our teams remain committed to effectively manage inventory levels without sacrificing customer availability.

Merchandise accounts payable was $1.3 billion, down $151 million from the end of the third quarter last year. The reduction was primarily due to timing and reduced receipts in the third quarter as we continue to effectively manage our overall inventory position.

Now before I turn it back to Marvin, I want to provide a brief update on the ongoing initiatives to continue strengthening our financial condition.

I've now been in my role for nearly 4 months, and the priorities that I outlined during the last call have not changed. We remain very focused and committed to identifying and supporting earnings growth opportunities, optimizing pricing and promotions, exercising SG&A discipline, increasing free cash flow from core operations and further strengthening our balance sheet.

To this end, we aligned our pricing and planning and allocation teams under the oversight of the finance organization. By centralizing these functions, we have streamlined our pricing, promotion and markdown strategies. Our goal is to generate increased inventory turns and higher productivity levels.

We now have a sharper, more disciplined focus on inventory management, the capacity -- capability to better access the effectiveness of our inventory positions and make informed decisions on inventory productivity, enhance our planning and forecasting capabilities.

And with that, I'll now turn it back over to Marvin.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
Thank you, Jeff. And as a reminder, we have a 3-part strategic framework focused on private brands, omnichannel and increasing revenue per customer. I'd like to discuss our increasing revenue per customer and omnichannel will be keys to our fourth quarter holiday season success.

So let's start with our focus on increasing revenue per customer. The key to driving the strategic initiative in the fourth quarter against with our beauty categories and one of the key components of our beauty strategy is our best-in-class partnership with Sephora. We currently operate 642 Sephora inside JCPenney shops, which represents Sephora shops in nearly 75% of our stores.

Now as I mentioned earlier, we're incredibly pleased with the launch of Fenty Beauty by Rihanna, which is exclusive to both Sephora and Sephora inside JCPenney. We believe this new launch will continue to drive significant incremental sales and foot traffic to our Sephora inside JCPenney shops during the holiday season.

And one of the most beneficial impact of the Fenty Beauty launch has been the incredible reaction from our multicultural customers. This is a very important customer at JCPenney and a key component of our growth strategy. It's encouraging that Fenty continues to drive incremental foot traffic and footsteps to Sephora and to JCPenney.

Additionally, for the holidays, our Fine Jewelry business will be focused on gifts at a great value. We had a strong third quarter of positive comps in fine jewelry, and we expect to see this trend continue during the holiday season.

JCPenney is the only retailer that can offer a combination of Sephora, salons and fine jewelry under the same roof, and this unique beauty experience cannot be replicated online and magnifies the importance and relevance of our physical stores.

The second component of generating more revenue per customer centers around our home refresh initiative. We're pleased that our focus on home continues to provide strong results. Appliance sales both in-store and online continue to drive significant comp sales growth and improve productivity in our home store.

As we continue to drive market share gains in this category, we're excited by our recent sales results, and new addition of Frigidaire to our assortment.

Adding Frigidaire to our assortment fits perfectly what our current lineup of GE, LG and Samsung.

The addition of Frigidaire also gives us the ability to drive business-to-business sales with one of the industry's best opening price point brands.

And over 70% of our clients' transaction occur on the JCPenney credit card. This high penetration of credit gives us an industry-leading value proposition to offer customers during the holiday season.

In addition to appliances, we saw excellent results in our newly opened mattress showrooms and our assortment of smart home products. As a reminder, at JCPenney, we have over 500 mattress showrooms which delivered outstanding sales results in the third quarter, and we see this trend continuing into Q4.

And the final part of our increasing revenue per customer focus will be identifying new categories and opportunities to grow our business and to delight our customers. One great example is toys. The toy industry is a $20 billion industry, and it continues to grow. And after a great customer response from testing toys last holiday season, we confidently made the decision to open toy shops in all store locations in time for back-to-school. These new toy shops result in increased traffic in sales in store and online during the quarter. In fact, we recently announced a partnership with Lego to offer this iconic brand in all stores in time for the holiday season.

In addition to toys, we're building on our newly created partnerships with Samsung and LG, adding ultra HD TVs to the holiday assortment this year, many of which will be featured as our Black Friday deals. Our consumer research shows that not only our big screen TV is a popular holiday gift, but it's also a category where the customers are interested in strong brand names like Samsung and LG. Therefore, we think adding these innovative items to our assortment will attract new customer to our stores during the Thanksgiving weekend.

The second part of our strategic framework is becoming a world-class omnichannel retailer. In my 2 years as CEO, we've transformed JCPenney from a company focused primarily on the brick-and-mortar business to a true omnichannel retailer, and this transition is evidenced by the following. First, we continue to significantly increase our online SKUs. And in the third quarter, we increased online own SKUs by over 50%, and in fact, we shipped SKUs by over 100%.

Second, we continue to make significant improvements in our mobile app with every new update. Mike Amend and his team have transformed our mobile app from 1.5 star rated app with minimal reviews to now an over 4.5 star rated app with 30,000 reviews and counting.

Number three, during the third quarter, we made our value clear online by highlighting the price after the promotion of coupon has been applied. This led to increased site conversion and sales.

Number four, today, approximately 80% of the store's existing inventory is eligible for free same-day pickup and over 90% of online purchases touch a physical store.

And finally, just last quarter, we completed the expansion of our ship from store fulfillment strategy. We now expanded this initiative from 250 stores to 100% of the store network.

Now over $1 billion of inventory is expose to .com customers from all 874 stores.

We are well on our way to creating a best-in-class omnichannel business at JCPenney, and I'd like to give credit to the exceptional cross-functional work of the stores, the supply chain, merchandising and online teams.

In addition to these 2 elements of our strategic framework, let me also discuss how we're continuing to improve and strategically adjust our apparel categories with an emphasis on fixing our women's business.

In the past, JCPenney has been over assorted in more traditional women's clothing and under assorted in casual and contemporary women's clothing. We will lean into the positive learnings from our women's reset in Q3 to execute the following: First, we're going to continue to offer wining categories like Active through our great partnerships with Nike and Adidas. In fact, we're adding Adidas to almost 200 more stores this holiday season to capitalize on this brand's success and momentum. And we'll continue to enhance our contemporary assortment for our female customers by offering styles that fit her busy life.

One of the ways we're going to be addressing this need is what I recently announced exclusive partnership with legendary footwear designer Libby Edelman. This partnership with Libby, we've developed a contemporary line of Women's Apparel, shoes and accessories to serve this very important customer.

We're also very pleased with the redesign of our Liz Claiborne in the third quarter. The merchandising and design teams did a great job of incorporating more contemporary and (inaudible) to this very iconic private brand. And we're excited about the possibilities in Q4 and in 2018.

And in addition, we're launching an exclusive limited edition Capsule Collection created with award-winning actress and style icon, Tracee Ellis Ross. This collection will be available to customers beginning this weekend and offer an affordable selection of stylish and giftable items that give customers another reason to shop JCPenney for the holiday season.

And finally, we're implementing our new strategy for fast, frequent fashion across women's and other categories. Our goal is to consistently deliver newness in key brands like a.n.a. and Belle + Sky to give the customers something new and exciting when they visit our stores or online.

By infusing new to monthly, and in some cases, even weekly, we're going to take the women's area and give our customers a clear reason to visit us more often, more frequently to see what's trending and what's relevant.

Look, we know we have work to do in our apparel categories, but we are making good progress. We'll take the learnings from a positive improvement in Women's Apparel from Q3 and continue to make additional enhancements to deliver consistent, sustained positive improvement.

And in closing, we're very focused on 2 critical factors: To operate the business for growth and to deliver profitable earnings. And as a company, we'll fine-tune our focus to ensure consistent sales growth, debt reduction, cash flow generation and EPS growth.

And Amanda, with that, we'll open the line for questions.

Question And Answers

Operator - -

A. (Operator Instructions) And the first question comes from the line of Oliver Chen of Cowen and Company.

Oliver Chen - Cowen and Company, LLC, Research Division - MD & Senior Equity Research Analyst
Q. Marvin, regarding women's and the opportunity there. What's your assessment on timing and key milestones as you look ahead and as you implement various strategic efforts there? And Jeff, on your side, just curious about the pricing analytics opportunity. If you could elaborate on what you see there and the framework for thinking about decisions and strategy, that will be great.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Okay, I'll take the first part of that. As we look at women's, as I mentioned in my prepared comments, historically, JCPenney has always been known as a very traditional retailer for Women's Apparel. We candidly fell behind on very basic trends like the trend in Active. We fell behind in basic trends like casual workwear. And so Q3 was really about taking all of our research and the learnings from a lot of focus groups, and competitive (inaudible) and really understanding the trends more directly. And we made changes in key areas like Liz Claiborne and the redesign in that space. And so what you're going to see, Oliver, will be an ongoing effort, not only in this quarter, but on into 2018, where you're going to see more contemporary, more casual, more active categories in the forefront of our store that provide more visibility to our consumers. One very obvious data point we received from quite a few focus groups is when customers would come in to shop Sephora, and that's an outstanding partnership for us, they didn't realize that we had contemporary and casual product because we didn't have it positioned correctly on the floor. So part of the reset was actually bringing more visibility to a.n.a, more visibility to Xersion, more visibility to our great value brand, City Streets, Belle + Sky. So these young women, [leaner]customers were actually aware that the product existed. And so again, we're pleased with the positive comp performance in women's apparel for October, and we think we can build on that.

So I'll pass it to Jeff to talk a little more about pricing analytics.

Jeffrey A. Davis - J. C. Penney Company, Inc. - EVP and CFO
A. Yes, Oliver. Our pricing team for some time now has been able to introduce some additional analytics, which allows us to better understand our customers' demand and pricing elasticity as we look through the different categories that we sell. We've been able to combine not only pricing, our promotional activities to actually continue to drive great margin growth for us in certain categories. So our expectation is that we will continue to use these analytics, work across the organization with our marketing teams to understand how we reach out to our customers, better illuminate our price opportunity clarity in order to continue to drive the business the way that we think we can.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. And Oliver, one point I'll add to that just a little over a year ago, JCPenney still had a very decentralized pricing strategy. Said another way, our pricing was really driven by the individual merchants and individual buying teams, and there was really no overarching pricing strategy. So we centralized pricing. We definitely still lean into the instincts and expertise of the merchants and buyers, but by having a philosophy on price, things like what is the traffic driver and what is the pricing strategy for traffic driver? What is an impulse item? What's the pricing strategy for an impulse item? What's a core item? What's the pricing strategy for core item? Those things didn't exist just a year ago. And so we literally took every single SKU in the company, and we put it in a specific category, and the category that the SKU goes in dictates the pricing analysis of where it should fall. And so that's 1 million miles from where we've been as a company. And actually, the team has embraced it because it takes a lot of pressure off the merchants, and it gives them time to do what they should do and that is pick great product and design product that excites our customers. And so we're excited because we will see what we believe to be some of the full benefits of this strategic work, starting here in the fourth quarter.

Oliver Chen - Cowen and Company, LLC, Research Division - MD & Senior Equity Research Analyst
Q. And just a follow-up and last question is on, when you -- on the maximization of revenue per customer, what are your latest thoughts on value and communicating value and the best way to ensure that you get your fair share of share of mind share for value as you look at consumer insights?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Oliver, it's been a very significant topic for us over the last couple of months. And the one thing we've learned this year is that price really matters to our customer. That sounds like in an obvious statement, but it's easy to convince yourself that other components of retail matter more. You're going to see in our new holiday campaign a huge emphasis on value and price. I believe that, that campaign will be very basic in the tone but also very direct in sending a message to our customers that if you want to save money, and you want to get great product and relevant trends, JCPenney will be the place to shop. And so you're going to see that, not only in the marketing campaigns, you're going to see it in our online presence, and you're going to see it, in how we set and how we position, and how we merchandise our stores. So it's going to be an overarching strategy that value and price is something that you can expect when you shop at JCPenney. So more to come on that.

Operator - -
A. And the next question comes from the line of Kimberly Greenberger of Morgan Stanley.

Kimberly Conroy Greenberger - Morgan Stanley, Research Division - MD
Q. My question is for Jeff. Jeff, you've, obviously, identified working capital as a key opportunity for the business. I'm wondering if you could talk about any sort of specific targets that you might be willing to share at this early stage if you're looking for an aggregate working capital reduction of $100 million, $200 million. How do you size the total opportunity? It seems like, in particular, you're focused on inventory. And I'm wondering if you have any inventory turnover targets you would like to share with us understanding that it could take several years to get there. And lastly, on credit. I'm wondering if you can share any changes or not if you've seen them in charge-offs or bad debt reserves within the portfolio that Synchrony manages for you.

Jeffrey A. Davis - J. C. Penney Company, Inc. - EVP and CFO
A. Yes, Kimberly. As it relates to targets for inventory, working capital, we have not shared anything as of yet. As we go into 2018, and we talk about our guidance at that point in time, I'll be ready to provide you with more insights into that. But you're exactly right, our focus has been around inventory and productivity. It's one of the areas that we believe has not only great impact on working capital, but it also has a great impact on our ability to effectively operate in the stores and through the supply chain. As it relates to credits, what we have seen is that coming off of some of the all-time lows of 2015 where at that point in time, the credit portfolio is probably performing at its best with respect to late payments and charge-offs, we're seeing a little bit more of a normalization as we moved forward. So having said that, we actually have seen a little higher level of reserves that need to be put in place as well as some financing charges that have been recognized. But at this point in time, we still expect for the year for our credit relationship and the income generated with Synchrony to be pretty much on par with last year.

Operator - -
A. And our next question comes from the line of Paul Trussell of Deutsche Bank.

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst
Q. My first question is just related to gross margins this quarter. If you can just give a little bit more detail on how much of the gross margin contraction related to the liquidation versus e-commerce and appliances and other factors. And just within that framework, just walk us similarly through the puts and takes for 4Q that leaves you to be confident that overall gross margins will be up year-over-year.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. So Paul, I'll take the first part of it and Jeff and Trent are available if there's additional comments. So relative to Q3, as you know, we took necessary steps in the quarter to liquidate slow-moving apparel inventory in an effort to accelerate the reset in Women's. The results from this decision when you combine those decisions with the fact that we delivered 128% sales growth in appliances, we had significant outperformance in e-commerce. It had an adverse effect on gross margin for the quarter, roughly 250 basis points. We discussed last quarter that we had higher shrink accruals, and that continues to pressure our gross margin. And that accounted for the majority of the remaining margin decline in the quarter. Although these efforts to liquidate negatively impacted our gross margin for the quarter, we know that's a short run impact. And we believe as Jeff and I both said in our prepared comments, it was the right decision as we transition to the fourth quarter in 2018. And we're also focused candidly in this turnaround to not just be only guided by short-term results because we have to make the right decisions that we think will ensure that we deliver great results, not only for the all important holiday season, but going into 2018. In addition to that, Jeff mentioned in his prepared comments that we have confidence, and we are forecasting that gross margin will go up versus LY in Q4. And I'll kind of walk you through why we believe that's going to be the case going into Q4. So first, as I mentioned, we had 120% growth plus in appliances in Q3. It's very unlikely that we're going to grow appliances 120-plus percent in Q4. If we do, off the base from 2016, it will be a great problem to have and the gross margin dollars would be significant. But we don't think that's possible. Number two, we're not going to take aggressive inventory liquidation actions in Q4. Our inventory was down roughly 9% coming out of Q3, and we are entering Q4 in our best inventory position in a very long time so those actions will not repeat itself in Q4. Number three, we've tested a series of pricing promotional strategies to drive .com traffic in the third quarter. And candidly, some of those test hurt gross margin in .com. The good news is we landed on a couple of pricing and promotional initiatives that not only improved traffic and conversion, it also improved gross margin. So we're going to lean into those initiatives going into Q4, so we're very confident that we're going to see sales growth, we're going to see improved profit in .com going into Q4. Jeff mentioned and I talked about pricing analytics and how we're excited about seeing benefits from that, and we think that's going to be realized dramatically in Q4 because this time last year, we were not doing anything relative to pricing and analytics, and we have lastly, a great focus in-store into centralized pricing to manage coupon management significantly better. And we think that we're going to see a great reduction in coupon related markdowns year-over-year. And so those are just 5 things that we can think of that we know will give us tremendous benefit in Q4 versus Q3 and also versus last year. And we see Q3 as a unique event that happened in the quarter. We don't see those things carrying into Q4, and we think the decision to liquidate inventory made sense for us over the long haul.

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst
Q. That's very helpful color, and it leads to my second question, which is much more bigger picture for you Marvin and Jeff as well. You've made some very material changes to the business over the past 6 months. Some that have had some real near-term impacts for hopefully, longer-term gains, including the store closings, the inventory liquidation and then even the more recent changes to the merchandise and pricing teams. Just help us understand how you feel now about the position of the company and for this very still evolving retail landscape. And whether there are some other areas that still need to be addressed, whether it's marketing or IT or supply chain, new categories to explore. Just very curious to the extent you feel that the business still needs to have further repositioning or transformations.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Well, Paul, here's what I'll tell you. I think we all would agree that this is one of the most dynamic times in the history of retail. And one of the things that we talk a lot about here at JCPenney's is that you can't run a traditional business with traditional structure in an environment that's dynamically changing. And so we've taken an approach to ask a simple question. What structural changes, what philosophical changes that have served JCPenney well in the past that we need to look at differently. And as you think about specific things like our buying process, we've reduced buying time by -- in many cases, 40% for some private brands to just speed up the decision-making, so we can make more realtime decisions. Quite candidly, not very long ago, JCPenney was buying the same way that they were buying 20 years ago. Our merchandising structure was virtually the same structure that we had 20 years ago and our former Chief Merchant, John Tighe was a good merchant and more importantly a good person, but the structure was wrong. And I learned a long time ago that good leadership can overcome bad structure. And so we're competing against e-commerce companies that don't have chief merchants, don't even have category merchants, they are just moving fast with data. We think that merchandising is important, but I believe that leadership should be closer to decision-making, and we should have more nimble, agile decision-making based on merchant instincts and data without having this hierarchy that slowed things down. So the structure was just not the right structure for us to move quickly, specifically when you look at the competitors who we're up against. And relative to other areas, I mean, we're going to continue to challenge ourselves to be a modern company. We think that price and value matters. We think it's going to matter in 2017, it's going to matter in 2117. So as long as we can be relevant on price, relevant on value and have product that's trend right and that appeals to consumers, we think that we can carve out a place to be successful in this marketplace, and we're going to do that by efficiencies and e-commerce and stores and marketing across the board. So we're not changing for the sake of change. We're changing to get better and to be a more modern retailer, and we're pleased with the progress thus far and I give a lot of credit to my leadership team for the willingness to be open-minded and the willingness to take on these changes.

Operator - -
A. And our next question comes from the line of Charles Grom of Gordon Haskett.

Charles P. Grom - Gordon Haskett Research Advisors - Senior Analyst of Retail & MD
Q. A couple of questions. One for Jeff, one for Marvin. Jeff, just given the $0.10 fee relative to your October 27 guidance, how should we think about the components to get back to the $0.02 to $0.08 EPS fee, which you are maintaining this morning? And then second for Marvin, I'm just wondering how you guys think about changing the brand perception of JCPenney to match the changes that you're making in apparel given that to your comments earlier that Penney has historically stood for more of a traditional apparel offering?

Jeffrey A. Davis - J. C. Penney Company, Inc. - EVP and CFO
A. Chuck, I think I heard your first question regarding the guidance that we've given for the year of $0.02 to $0.08 in relation to the performance that we just had for the third quarter. As we think about the guidance for the year, first of all, we think it's very appropriate for the year. As we came out of Q3, there is just a little bit of a shift in some SG&A expenses going into Q4, which helped us out at Q3. But for the most part, we feel that overall, the guidance that we're giving reflects our expectation for the fourth quarter as well as for the full year.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. So Chuck, relative to the brand perception, it's actually very -- it's a appropriate question. Part of it what we have to do as we modernize, and we create brands, and we create styles that will be attractive to different customer, we simply have to market that more effectively. One great example for me as I mentioned the success of the Fenty Beauty launch by Rihanna in Sephora. That brand and that launch was driven almost exclusively through social media. We had virtually no TV commercials at JCPenney talking about the brand launch, but because of the social media following of Rihanna and the connection to her loyal fan base, the relevance grew. And so our new Chief Marketing Officer has done a really nice job of helping us to understand the different channels in which we have to talk to our consumers. When we launched a brand like Project Runway, that's going to be a little bit more edgy and that's going to appeal to our younger more millennial customer, we can market to that customer via a preprint. I mean, we have to understand that Instagram and Twitter and other form of social media would be the way that she's going to understand what is kind of brand and trend relevance for her. So the short answer is we are reworking our entire marketing strategy and that marketing strategy will be designed upon a simple premise, what's the right medium to connect with the customer to talk to her about JCPenney and talk to her about the things that we believe will be interested -- that she'll be interested in. And so we're working hard, we're making progress, and you will see a lot of those changes come to life in Q4, and we're building a 2018 plan with the same philosophy.

Operator - -
A. And our next question comes from the line of Lorraine Hutchinson of Bank of America Merrill Lynch.

Heather Nicole Balsky - BofA Merrill Lynch, Research Division - VP
Q. This is Heather Balsky on for Lorraine. I was hoping you could talk a little bit more on the merchandising changes and with the new organization, who is going to be responsible for the architecture of the inventory pricing and I guess, store setup overall?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Well, that really does not change. As we mentioned, we centralized pricing to have one overarching pricing philosophy, driven from input, from the buyers and from the merchant team, but also we're going to bounce it up against the data. In the past, we've been 100% instinct. We looked at what worked last year and where we believe prices should be relative to a margin target, we're trying to hit. And in many cases, that just doesn't work in modern retailing. Simply stated, if you think about e-commerce, e-commerce is 100% price transparent. And so thinking about how you price online versus in-store, our unique skill sets that in many cases we didn't have that Mike Amend and his team and Jeff's new team with pricing will allow us to have some level of data-driven analysis. So from a pricing standpoint, it's going to be centralized with input from the merchant team, but also with more data analytics. Regarding store setup, just because we don't have a "chief merchant" it doesn't mean that we don't have merchants leading their business. And so we're going to have merchants closer to the customer, closer to the sales floor, understanding what changes need to be made and the entire store environment team reports into our EVP of Stores, Joe McFarland, and that has always been the case for the last 12 months, and we worked seamlessly with the merchants on making sure that the store environment and what we look like online is a reflection of the vision that merchants have to bring the product to life, and that's not going to change. And as far as the brand architecture and kind of the go-to-market strategy, we have 2 lead merchants for core apparel and for the core business. They are taking the lead to be the chief merchant, so to speak, of their respective areas. The good news about that is that they're closer to the business, closer to the market, closer to the consumer, and so our decisions will be faster. They'll be realtime, and they'll be data-given, but we'll also expect them to leverage their merchandising expertise to make sure that we make the right decisions. And so we're confident and excited about this streamlining of the organization to speed up decision-making.

Heather Nicole Balsky - BofA Merrill Lynch, Research Division - VP
Q. And then just one follow-up. How did appliances perform in October when you launched -- sorry, lapped the launch last year? And I guess, how do things look going into the fourth quarter?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Our appliance comp year-over-year were over 30%. So we were very pleased with the performance versus last year. I know there were some concerns what would happen when we actually comp against stores that opened last year, and we're pleased to say, plus 30% is something that we're very proud of.

Operator - -
A. And our next question is from the line of Dana Telsey of Telsey Advisory Group.

Dana Lauren Telsey - Telsey Advisory Group LLC - CEO & Chief Research Officer
Q. Can you talk a little bit about what you've been seeing on shrink and any updates on the shrink efforts? And then on appliances relative to margins, any -- given that now it's been a year, any other updates on margins and how that's progressing especially with new brands being added to the mix?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Okay, Dana, I'll take both of those. On the shrink side, the good news and bad news about shrink is the bad news is, it's a headwind, and we set our accrual high for the third and fourth quarter, and we've factored that into what we felt our gross margin performance would be. And it is a significant headwind for us in 2017. And another bad news is, is that we inventory our stores once a year. So we're not going to realize the hard work, the process improvement and the initiatives implemented in 2017 until we reinventory these stores in 2018. So we are very confident that we're going to fix the shrink issue. It is 100% within our control. We didn't have a focus on it, coming into this year. We have one this year. But we will not realize the benefits of the initiatives to reduce the shrink until the stores re-inventory in 2018. So we'll deal with the headwind for the remainder of 2017, and we are -- of strong believe that we're going to see this number go down as we get into 2018. And again, it's 100% within our control, and we do not anticipate this being an issue that we'll be discussing coming out of 2017. With regard to appliance gross margin, we're going to be anniversarying appliances going into Q4. This quarter and for the balance of Q1 and Q2, appliance growth has been relatively new, which means that we are having margin pressure because sales are up, and we have nothing to compare to versus last year. Going into Q4, we're going to see a comparison versus last year, so we think the pressure from gross margin goes down, and I'm very pleased with the performance of the stores, the performance of attachments for protection plans, which offset some of the gross margin performance, and we're going to continue to chip away at it. But we are extremely pleased with the appliance business, we're extremely pleased with the addition of Frigidaire to the lineup with GE, LG and Samsung, and we are taking share in a very important category and again, 70% of the transactions occur on the JCPenney credit card, which creates a wonderful customer file for us and strong loyalty from our consumers.

Trent Kruse, - -
A. Dana, it's Trent here. I just wanted to add one thing about what Marvin said on appliance merger. I think, obviously, we've been pleased with the growth we had and as you establish your business, you do want to be a little bit more aggressive in gaining that market share. I think we've done that. So I think Marvin -- everything Marvin said from a comparison is absolutely correct. As we move forward, we'll continue to grow the business, albeit we can probably be frankly, slightly less aggressive than we have been to establish the business.

Operator - -
A. And our next question is from the line of Mark Altschwager of Robert W. Baird & Co.

Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Q. I just wanted to follow up on appliances. Great to see the momentum there. Apologize if I missed that, but just stepping back, what's just the revenue run rate of that business today? And then more broadly on the home category, you've rolled out a number of tests with various home services. Just curious how that's stranding and what kind of cross-shopping trends you're seeing for customers who are buying appliances, how likely are they to engage in some of those other services and new home offerings that you've added? And I have one other follow up.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Well, Mark, from an appliance perspective, in Q3, the business grew over 120% year-over-year, which candidly was better than what we had planned. For the stores that comped versus last year, the business grew north of 30%, which was also a little bit better than we anticipated. So we are excited about the business, and we see growth going into Q4, primarily because we have a great credit offering. In appliances like most national brand, you have mapped compliance on price. But credit gives you a leverage and gives you differentiation. And so we're leveraging our credit portfolio to drive what we believe is market share gains and our service levels in the stores have been exceptional with the recruitment and the training and the identification of individuals that really drive the business. Relative to home services, it's really early. We are still what I would consider in test and small rollout mode to understand if this business is something that resonates with our customers. The early reads are really good, stores love it because they love the top line, and customers love it because they can solve home-related projects in the store with the brand that they trust. And I look forward to upcoming quarters to provide a little bit more detail when we have more numbers to share.

Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Q. And just on the appliances, I guess, I was referring to just revenue dollars. I'm curious how -- what is the size of that business for fiscal '17.

Trent Kruse, - -
A. Hey, Mark, it's Trent. I'll take that. And I think, obviously, we're thrilled with the growth that we've seen. It's significant, it's certainly into the several hundreds of millions of dollars and growing dramatically. So we'll see where we'll obviously end up in the fourth quarter and may be provide a little bit more detail on the specific dollar amount. But we continue to grow that business, and it is certainly a large business now for us well into the hundreds of millions of dollars.

Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Q. Okay. And then on beauty, is Sephora still comping in the double-digit range? It sounds like some exciting product launches in the quarter. You also ran that 10 days of nonstop new, which I think was a new marketing tactics. Curious what you learnt from that and the implications -- what the implications were for beauty margins?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. The comp number you cited is directionally correct relative to Sephora, so it's a great business for us for a lot of reasons. The 10 days of nonstop new was really the first time that we'd ever tried to communicate marketing across multiple beauty brands. We have our head of stores here, Joe McFarland, he can provide some more detail color on the nonstop new event.

Joseph Michael McFarland - J. C. Penney Company, Inc. - EVP of Stores
A. Thank you. I'll tell you, what we've really learned in the 10 days of nonstop new, we really had a unique ability to connect all of our beauty across the store. This allowed us to tie our strong Sephora brand into great products from our salon team and also leverage the strength of new fashion that we brought in Women's Apparel. So we really saw some great cross-shopping, we saw customers responding to the entire beauty offer, and that was the absolute intent of it.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. And look, Joe is 100% right and what this taught us is that we talk a lot about the unique differentiation of having Sephora, Salon, Fine Jewelry, Women's Apparel under one roof. This is the first time we actually marketed externally in a way that we connected it all together. So expect to see more of that because the customers responded very well to it.

Operator - -
A. Our next question comes from the line of Jeff Van Sinderen of B. Riley FBR.

Jeffrey Wallin Van Sinderen - B. Riley & Co., LLC, Research Division - Senior Analyst
Q. Just a follow up regarding your evolving -- this is on pricing value. You guys have been a promotional retailer by design for some time and I know you stated that you recently learnt that your customer is that much more focused on pricing value. So can you help us maybe understand specifically how you're changing your approach to communicating price and value? And I guess, how you feel you can differentiate on price and value when so many other retailers are aiming to have the lowest price?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Well, I think the key for us is just really simplicity. We've conducted quite a few focus groups, and we spend a lot of times understanding what types of promotional cadence and marketing handle resonate with customers. And what we found out in a lot of cases is that we were just overly confusing and overly complicating what price and value really stood for. And so we took a step back and we started to just offer more simplicity in the message. If you go online, and look what Mike Amend and his team has done, they've just simplified the message on price. We've done the same thing in-store and the same thing in our handles from a promotional standpoint. It's really important for us to make sure that we understand that our customers looking for value and they're looking for price. It doesn't mean that we transition from high low to everyday low. We found out that, that is less about that and is more about how effectively and simplistically you can communicate the message. In addition to that, we believe that we can win on pricing value simply because of our sourcing and our private brands and the design infrastructure. We have the ability to win on price because we can win on first cost. We can design product to take out necessary components, we can work with our relationships around the world. We have over 10 buying offices around the world, we have an in-house design team, and we're going to leverage that team more aggressively, so we can be trend right, we can design products understanding cost is important, we can still deliver great price and maintain our margins at a level that keeps us competitive. So it's about simplicity, it's about leveraging our sourcing design organization, and it's about making sure that when we market to the customer, we market in a way that they understand that they're going to get a great value at JCPenney.

Jeffrey Wallin Van Sinderen - B. Riley & Co., LLC, Research Division - Senior Analyst
Q. Okay, that's helpful. And then just a follow-up on Women's Apparel. How should we think about the penetration of private label versus branded going forward in that category as you're evolving it?

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Historically, Women's Apparel has always been the highest penetrated private brands division in the company. That's not going to change. You're not going to see us make any really aggressive moves one way or another. My message to the Women's Apparel team is very, very simple, and that is, we're going to sell and merchandise what the customers want to buy. So we don't have a private brand's percent target that we are chasing, we are trying to listen to our customers and bring in products and create exclusive partnerships and brands that they will respond to. So it's always been highly penetrated in private brands, we don't see that changing. But we don't have any specific target we're trying to it. It's really more about making sure that the business works. And as I mentioned in my prepared comments, for the month of October, we delivered positive comps for the first time in 14 months. That is a lot of work and that team deserves a lot of credit, and so going into the holiday season, if we can maintain just improving that business and take that into 2018, it's going to feel like a tailwind to us because of such a significant part of what really defines JCPenney as a retailer.

Operator - -
A. And our last question comes from the line of Omar Saad of Evercore ISI.

Omar Regis Saad - Evercore ISI, Research Division - Senior MD, Head of Softlines, Luxury and Dept Stores Team, and Fundamental Research Analyst
Q. Marvin, I wanted you that -- I thought it was pretty interesting when you're discussing earlier about how the role of the merchandising organization and large retailers like JCPenney is evolving and how the competitive landscape kind of necessitates that when you (inaudible) online competitors. You don't even really use traditional merchandising organizations. Can you dive down deeper here? Is this something you see kind of across all the categories and other segments of retail as company learn how to use data from their digital platforms to help merchandising and assort? Or is it specific to certain areas? It's just a really interesting way to think about things.

Marvin R. Ellison - J. C. Penney Company, Inc. - Chairman & CEO
A. Well, thanks, Omar. Well, look for us, I just want to make sure that, I repeat what I said many times that is we believe in the balance between art and science. And I think that the instincts and the curation and the design expertise of our merchants is really important because that is created over years and years of experience. But I think structurally we can use those talents and streamline and simplify decision-making without the hierarchical structured that department store retail specifically has been so accustomed to. And so just looking internally at JCPenney and not looking externally at others, we just came to a decision that we have to move faster. We had to be more agile, and we had to be more nimble, and we have to not only leverage on the art of merchandising, but we needed to leverage the science of merchandising. And so we centralized pricing, as I mentioned, we created an in-house data analytics team that the merchants could lean into so they can validate their instincts to the data based on focus groups and consumer data and customer trends. But the most important thing is make quick decisions, move faster, don't be so deliberate so that we can understand the needs of the customers faster. And as I mentioned also, that all ties to the ability to be 40% faster from design to sales floor in many of our private brands. So curation is important, merchandising talent and instincts are important. But data analytics equally is important and flattening the structure to take away the bureaucracy of decision-making for us is keenly important. And as you mentioned, I mean, we are competing against retailers that are looking at this totally different. And we're going create a structure that works for JCPenney and it enables a traditional retailer to be nimble, to be agile and to make decisions a heck of a lot faster than what we've done in the past. And I'm excited about the merchant leaders we have taking this on, and they are motivated and excited about the new structure and a new challenge, and I'm excited to see them go out and to help us to modernize this place.

Operator - -
A. And that does conclude our Q&A session for today. Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may all now disconnect. Everyone, have a great day.